November 18, 2010

Alliance Data’s Epsilon Signs New Agreement with
Barclaycard US

Alliance Data’s Epsilon business announced today that it will work with Barclaycard US, the payments business of Barclays PLC in the United States. Epsilon will provide permission-based email marketing services in support of new account acquisition and customer retention efforts.

Headquartered in Wilmington, Del., Barclaycard US creates customized, co-branded credit card programs for some of the country’s most successful travel, entertainment, retail, affinity and financial institutions.  The company employs 1,600 associates and was named a Top Workplace in Delaware in 2010.

Barclaycard, part of Barclays Global Retail Banking division, is a leading global payment business that helps consumers, retailers and businesses to make and accept payments flexibly, and to access short-term credit when needed. The company is one of the pioneers of new forms of payments, and is at the forefront of developing viable contactless and mobile payment options for today and cutting edge forms of payment for the future.  It also issues credit and charge cards to corporate customers and the British Government.  Barclaycard partners with a wide range of organizations across the globe to offer their customers or members payment options and credit.

Barclaycard operates in the United States, Europe, Africa and the Middle and Far East.

Barclaycard and Epsilon will jointly create customized email marketing messages targeting existing customers and prospects with a focus on retention and acquisition. These messages will include real-time, “triggered” messages that are highly relevant to the consumer.

A full-service email client, Barclaycard will rely on Epsilon to deploy announcements of credit line increases, bill pay notifications, balance transfer opportunities, usage and spending updates, cardholder activation reminders, and offers for value-add services such as account protector. Epsilon will also provide creative assistance and host the digital permissions page, where customers can adjust email preferences.

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